FREE WRITING PROSPECTUS

Filed pursuant to Rule 433

Registration Statement No.

333-263203

MILLICOM INTERNATIONAL CELLULAR S.A.

NOTICE TO SHAREHOLDERS WHO ARE ACTING AS NOMINEES

Up to 70,357,088 Common Shares Issuable Upon Exercise of Transferable Rights

May 23, 2022

Dear Shareholder:

Enclosed for your consideration is a prospectus supplement, dated May 18, 2022 (as amended and supplemented from time to time, the “Prospectus Supplement”), and the accompanying prospectus, dated March 1, 2022 (together with the Prospectus Supplement, the “Prospectus”), relating to the offering by Millicom International Cellular S.A. (the “Company”) of transferable subscription rights (the “Rights”) to subscribe for up to an aggregate of 70,357,088 common shares (as such amount may be adjusted as described in the Prospectus Supplement), par value $1.50 per share (the “Common Shares”). The rights will be issued to shareholders of record (the “Record Date Shareholders”) as of 5:00 p.m., New York City time, on May 23, 2022 (the “Record Date”). The Rights are offered on the terms and subject to the conditions described in the Prospectus.

The Rights may be exercised at any time during the subscription period, which commences on May 27, 2022 and ends at 5:00 p.m., New York City time, on June 13, 2022 (the “Expiration Date”). The Rights are transferable and are expected to be listed for trading on the Nasdaq Global Select Market under the symbol “TIGOR.” The Common Shares are listed on the Nasdaq Global Select Market under the symbol “TIGO.” No assurance can be given that a market for the Rights will develop. If you are a beneficial owner of Common Shares that are held of record in the name of a broker, bank or other nominee, you should ask that entity to effect the sale of your Rights or the purchase of other Rights that may be available.

As described in the Prospectus, each Record Date Shareholder is entitled to receive one Right for each outstanding Common Share owned on the Record Date. The Rights entitle the holder thereof to purchase seven new Common Shares for every ten Rights held (the “Primary Subscription”) at the subscription price of $10.61 per share (the “Subscription Price”). To the extent that there are any unexercised Rights, Record Date Shareholders who fully exercise their Rights pursuant to the Primary Subscription will be entitled to subscribe for additional shares on the terms and subject to the conditions set forth in the Prospectus, including proration. In addition, non-Record Date Shareholders who fully exercise the Rights acquired will be entitled to subscribe for additional shares on the terms and subject to the conditions set forth in the Prospectus, including proration. The Company refers to these oversubscription privileges as the “Oversubscription Privilege.”

The Rights will be evidenced by book entries on the register maintained by the transfer agent and may be exercised by using the appropriate common share rights subscription form (the “Common Share Rights Subscription Forms”) registered in your name or the name of your nominee. Each beneficial owner of Common Shares registered in your name or the name of your nominee is entitled to one Right for every one Common Share owned by such beneficial owner as of the Record Date. No fractional Common Shares will be issued pursuant to the Rights.

Rights holders who exercise their Rights will have no right to rescind their subscription after receipt of their completed Common Share Rights Subscription Form together with payment for shares.

The Company is asking persons who hold Common Shares beneficially, and who have received the Rights distributable with respect to those shares through a broker-dealer, trust company, bank or other nominee, to contact the appropriate institution or nominee and request it to effect the transactions for them.

Enclosed are copies of the following documents:

1.       the Prospectus;

2.       a letter to the Company’s shareholders, dated May 23, 2022; and

3.       a form of letter which may be sent to beneficial holders of Common Shares.

Rights not exercised on or prior to the Expiration Date will expire.

Additional copies of the enclosed materials may be obtained from the Information Agent, Broadridge Corporate Issuer Solutions, Inc., toll-free at the following telephone number: (888) 789-8409 or via email at shareholder@broadridge.com.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC., THE INFORMATION AGENT, TOLL-FREE AT THE FOLLOWING TELEPHONE NUMBER: (888) 789-8409 OR VIA EMAIL AT SHAREHOLDER@BROADRIDGE.COM.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY, THE UNDERWRITERS, THE SUBSCRIPTION AGENT, THE INFORMATION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING, EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.

U.S. Securities laws require that any person that subscribes for Common Shares by exercising their Rights must receive a notice of registration, within two (2) business days following the completion of the sale, substantially as follows:

This sale is made pursuant to pursuant to a registration statement (including a prospectus) and a related prospectus supplement filed with the U.S. Securities and Exchange Commission.

Important Information

This communication is not an offer to sell or the solicitation of an offer to buy any securities, and neither we nor Millicom will offer or sell the securities referred to herein in any jurisdiction in which such offer or sale would be unlawful. The offering referred to in this communication may be made in the United States only by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

Millicom filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) on March 1, 2022 covering, among other things, the Rights and Common Shares to be issued upon the exercise thereof, to which this communication relates. The prospectus in that registration statement, together with the related prospectus supplement that Millicom filed with the SEC on May 18, 2022 and the documents incorporated by reference in the prospectus and prospectus supplement, as well as other documents Millicom has filed with the SEC, are available for free by visiting EDGAR on the SEC’s website at www.sec.gov or by contacting us at the number or e-mail address above.

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